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                                                         EXHIBIT 11


TIDEWATER INC.
COMPUTATION OF EARNINGS AND SHARES USED IN ARRIVING
AT PRIMARY AND FULLY-DILUTED EARNINGS PER SHARE FOR THE
QUARTER AND SIX-MONTH PERIOD ENDED SEPTEMBER 30, 1994

                                                  (In Thousands)
                                      Quarter Ended           Six Months Ended
                                    September 30, 1994       September 30, 1994
                                    ------------------       ------------------
Net Earnings                          $   12,327                $   25,768
                                      ==========                ==========

Computation of weighted
average number of shares
outstanding:
- ------------------------
  Issued: 53,095,353 shares

  Weighted average shares
   outstanding                        53,088,668                53,076,455

  Add: Incremental shares
       applicable to stock
       options                           333,160                   328,198
                                      ----------                ----------
  Weighted average common
  shares & equivalents                53,421,828                53,404,653
                                      ==========                ==========

  Primary and fully diluted
  earnings per common share                 $.23                      $.48
                                      ==========                ==========